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                        [TANKNOLOGY - NDE LETTERHEAD]


FOR IMMEDIATE RELEASE


NDE ENVIRONMENTAL CORPORATION COMPLETES PURCHASE OF TANK SERVICE BUSINESSES FROM TANKNOLOGY ENVIRONMENTAL, INC.

         AUSTIN, Texas, Oct. 28 -- NDE Environmental Corporation ("NDE", NASDAQ OTC Bulletin Board: NDEC) reported today the completion of its previously announced agreement with Tanknology Environmental, Inc. ("TEI", NASDAQ National
Market: TANK) to acquire three TEI subsidiaries involved in underground storage tank (UST) services. The transaction consisted of a cash payment of approximately $12 million for TEI subsidiaries Tanknology Corporation International, USTMAN Industries Inc., and Tanknology Canada, Inc. The combined firm will be named "Tanknology-NDE".

         With the completion of the merger, Tanknology-NDE will operate the largest national fleet of field service and testing vehicles in the storage tank services industry. Through its USTMAN division, Tanknology-NDE will provide customers with statistical inventory reconciliation services to monitor storage tank leaks by reconciling product inventory records. The firm will also expand its ability to provide a complete line of compliance management services to ensure customers comply with federal, state, and local regulations governing underground storage tanks.

         The combined firm will employ approximately 300 people, and combined 1996 revenues are expected to exceed $36 million.

         "While the transaction is technically an acquisition, operationally we view it as a merger of the best people, technology, and practices to maximize the value to our customers," said Dan Sharplin, President and CEO of NDE. "The Tanknology subsidiaries have an outstanding field service organization which, when combined with NDE's infrastructure, will provide unparalleled ability to provide the highest quality services to customers nationwide. Also, we will utilize NDE's and USTMAN's advanced information systems across the combined company to increase efficiency, reliability, quality, and responsiveness to our customers."
                                     -more-
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NDE - TANKOLOGY MERGER - Page 2


         The completed transaction allows Tanknology-NDE to offer a comprehensive package of services to its customer base of retail and non-retail fuel distributors. Services offered include:

         . "Outsourced" compliance management services providing turn-key regulatory compliance.

         . Periodic testing, certification, repair, and maintenance of UST systems, continuous monitoring systems, and stage II vapor recovery systems.

         . Cathodic protection installation, testing, and maintenance to protect steel storage tanks from corrosion.

         . Inventory management and statistical inventory reconciliation ("SIR") services.

         .       Information acquisition and software products and services.

         . International testing equipment sales, technical support, and joint ventures.

         "This broad service offering enables "one-stop shopping" for our customers, lowers their costs, and allows them to focus on their core businesses," Sharplin said.

         The transaction was closed on October 24, 1996. NDE obtained financing from Banc One Texas and Banc One Capital Partners of Columbus, Ohio.




CONTACT: Jay Allen Chaffee, Chairman of the Board, or Daniel Sharplin, President and CEO, NDE Environmental, 512-451-6334.


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